Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Carmike Cinemas, Inc.:

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 4, 2014, relating to the consolidated financial statements and financial statement schedule of Carmike Cinemas, Inc. and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2013.

/s/ Deloitte & Touche LLP

Atlanta, Georgia

May 28, 2014